           [LETTERHEAD OF MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP]


                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
SNB Bancshares, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of SNB Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SNB Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                      McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

Macon, Georgia
January 14, 1999

                       SNB BANCSHARES, INC. AND SUBSIDIARIES
                            CONSOLIDATED BALANCE SHEETS
                                     DECEMBER 31

ASSETS
                                                             1998           1997
                                                         ------------   ------------
Cash and Balances Due from Depository Institutions       $ 13,830,379   $ 12,218,541
                                                         ------------   ------------


Federal Funds Sold                                         10,651,000      9,075,000
                                                         ------------   ------------

Investment Securities
  Available for Sale, At Fair Value                        35,148,291     35,500,913
  Held to Maturity, At Cost (Fair Value of $4,284,638
    and $5,856,682, Respectively)                           4,152,759      5,732,350
                                                         ------------   ------------

                                                           39,301,050     41,233,263
                                                         ------------   ------------

Loans                                                     179,291,235    145,631,564
 Allowance for Loan Losses                                 (2,070,253)    (1,860,987)
 Unearned Interest and Fees                                  (131,933)      (147,101)
                                                         ------------   ------------

                                                          177,089,049    143,623,476
                                                         ------------   ------------

Premises and Equipment                                      7,786,056      6,074,598
                                                         ------------   ------------


Other Real Estate (Net of Allowance of $20,000 and
  $31,500 in 1998 and 1997, Respectively)                     720,961        877,642
                                                         ------------   ------------


Other Assets                                                3,416,781      3,290,952
                                                         ------------   ------------


Total Assets                                             $252,795,276   $216,393,472
                                                         ============   ============

The accompanying notes are an integral part of these balance sheets.

                            SNB BANCSHARES, INC. AND SUBSIDIARIES
                                 CONSOLIDATED BALANCE SHEETS
                                         DECEMBER 31

                            LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                 1998          1997
                                                             ------------  ------------
Deposits
  Noninterest-Bearing                                        $ 50,497,937  $ 41,327,884
  Interest-Bearing                                            167,075,357   147,478,916
                                                             ------------  ------------

                                                              217,573,294   188,806,800
                                                             ------------  ------------

Borrowed Money
  Federal Funds Purchased and Securities Sold
    Under Agreement to Repurchase                               2,810,575       343,421
  Demand Notes to U.S. Treasury                                   293,194       745,717
  Obligation Under Capital Lease                                  194,697       244,050
  Other Borrowed Money                                          3,110,000     1,315,000
                                                             ------------  ------------

                                                                6,408,466     2,648,188
                                                             ------------  ------------

Other Liabilities                                               3,077,933     2,188,096
                                                             ------------  ------------


Stockholders' Equity
  Common Stock, Par Value $1 a Share; Authorized
    10,000,000 Shares, Issued 3,340,624 and 2,970,274
    Shares as of December 31, 1998 and 1997, Respectively       3,340,624     2,970,274
  Paid-In Capital                                              12,611,603    11,747,539
  Retained Earnings                                             9,585,439     7,962,598
  Accumulated Other Comprehensive Income, Net of Tax              197,917        69,977
                                                             ------------  ------------

                                                               25,735,583    22,750,388
                                                             ------------  ------------

Total Liabilities and Stockholders' Equity                   $252,795,276  $216,393,472
                                                             ============  ============

The accompanying notes are an integral part of these balance sheets.

                              SNB BANCSHARES, INC. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF INCOME
                                 FOR THE YEARS ENDED DECEMBER 31

                                                          1998         1997         1996
                                                       -----------  -----------  -----------
Interest Income
  Loans, Including Fees                                $16,121,385  $14,276,770  $12,131,136
  Federal Funds Sold                                       447,899      633,992      408,053
  Deposits with Other Banks                                  1,582        2,049        1,923
  Investment Securities
    U. S. Treasury                                         253,447      276,432      338,984
    U. S. Government Agencies                            1,336,426    1,270,638    1,337,884
    State, County and Municipal                            443,569      522,766      512,013
  Other Investments                                         57,470       59,254       57,110
                                                       -----------  -----------  -----------

                                                        18,661,778   17,041,901   14,787,103
                                                       -----------  -----------  -----------
Interest Expense
  Deposits                                               7,577,908    7,148,585    6,309,774
  Federal Funds Purchased                                   26,024       10,051       12,995
  Demand Notes Issued to the U.S. Treasury                  27,230       24,870       23,970
  Other Borrowed Money                                     263,950      161,197      266,397
                                                       -----------  -----------  -----------

                                                         7,895,112    7,344,703    6,613,136
                                                       -----------  -----------  -----------

Net Interest Income                                     10,766,666    9,697,198    8,173,967

  Provision for Loan Losses                                636,000      505,000      320,000
                                                       -----------  -----------  -----------

Net Interest Income After Provision for Loan Losses     10,130,666    9,192,198    7,853,967
                                                       -----------  -----------  -----------

Noninterest Income
  Service Charges on Deposits                            1,531,488    1,298,814      945,777
  Other Service Charges, Commissions and Fees              992,711      421,549      318,852
  Securities Gains                                           7,821        3,612       24,077
  Gain from Sale of SBA Loans                                    -       21,788       50,000
  Other                                                     25,790       70,542       79,230
                                                       -----------  -----------  -----------

                                                         2,557,810    1,816,305    1,417,936
                                                       -----------  -----------  -----------
Noninterest Expenses
  Salaries and Employee Benefits                         4,547,270    3,610,054    2,957,688
  Occupancy and Equipment                                1,186,784    1,036,070      820,477
  Loss on Sale of Premises and Equipment                    41,322       78,861            -
  Office Supplies and Printing                             234,720      223,029      248,045
  Data Processing Conversion                               222,415            -            -
  Other                                                  2,746,055    2,230,253    1,761,383
                                                       -----------  -----------  -----------

                                                         8,978,566    7,178,267    5,787,593
                                                       -----------  -----------  -----------

Income Before Income Taxes                               3,709,910    3,830,236    3,484,310

Income Taxes                                             1,382,943    1,222,857    1,091,073
                                                       -----------  -----------  -----------

Net Income                                             $ 2,326,967  $ 2,607,379  $ 2,393,237
                                                       ===========  ===========  ===========

Basic Earnings Per Share                                     $0.73        $0.88        $0.94
                                                       ===========  ===========  ===========

Diluted Earnings Per Share                                   $0.69        $0.80        $0.83
                                                       ===========  ===========  ===========

The accompanying notes are an integral part of these statements.

                     SNB BANCSHARES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                        FOR THE YEARS ENDED DECEMBER 31

                                              1998         1997         1996
                                           ----------   ----------   ----------

Net Income                                 $2,326,967   $2,607,379   $2,393,237
                                           ----------   ----------   ----------

Other Comprehensive Income, Net of Tax
  Gains (Losses) on Securities
    Arising During the Year                   133,102       89,476      (36,066)
  Reclassification Adjustment                  (5,162)      (2,383)      15,891
                                           ----------   ----------   ----------

  Unrealized Gains (Losses) on Securities     127,940       87,093      (20,175)
                                           ----------   ----------   ----------

Comprehensive Income                       $2,454,907   $2,694,472   $2,373,062
                                           ==========   ==========   ==========

The accompanying notes are an integral part of these statements.

                                              SNB BANCSHARES, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                       FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                             Accumulated
                                                                                               Other
                                                        Common      Paid-In     Retained    Comprehensive
                                            Shares      Stock       Capital     Earnings        Income         Total
                                           ---------  ----------  -----------  ----------   -------------   -----------
Balance, December 31, 1995                 1,446,743  $1,446,743  $ 6,521,445  $4,906,020      $  3,059    $12,877,267

  Issuance of Common Stock                   324,252     324,252    4,656,860                                4,981,112
  Stock Split Effected as Dividend           681,400     681,400                 (681,400)                           -
  Exercise of Stock Warrants                  49,200      49,200      155,802                                  205,002
  Unrealized Loss on Securities
    Available for Sale, Net of
      Tax Benefit of $10,393                                                                    (20,175)
  Cash Dividends                                                                 (372,846)                    (372,846)
  Net Income                                                                    2,393,237                    2,393,237
                                           ---------  ----------  -----------  ----------       -------    -----------

Balance, December 31, 1996                 2,501,595   2,501,595   11,334,107   6,245,011       (17,116)    20,063,597

  Issuance of Common Stock                    29,708      29,708      371,350                                  401,058
  Stock Split Effected as Dividend           421,553     421,553                 (421,895)                        (342)
  Exercise of Stock Warrants                  17,418      17,418       42,082                                   59,500
  Unrealized Gain on Securities                                                                  87,093         87,093
    Available for Sale, Net of
       Tax of $44,866
  Cash Dividends                                                                 (467,897)                    (467,897)
  Net Income                                                                    2,607,379                    2,607,379
                                           ---------  ----------  -----------  ----------       -------    -----------

Balance, December 31, 1997                 2,970,274   2,970,274   11,747,539   7,962,598        69,977     22,750,388

  Exercise of Stock Warrants                 370,350     370,350      864,064                                1,234,414
  Unrealized Gain on Securities                                                                                127,940
    Available for Sale, Net of
       Tax of $65,908                                                                           127,940
  Cash Dividends                                                                 (704,126)                    (704,126)
  Net Income                                                                    2,326,967                    2,326,967
                                           ---------  ----------  -----------  ----------      --------    -----------

Balance, December 31, 1998                 3,340,624  $3,340,624  $12,611,603  $9,585,439      $197,917    $25,735,583
                                           =========  ==========  ===========  ==========      ========    ===========

The accompanying notes are an integral part of these statements.

                                    SNB BANCSHARES, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       FOR THE YEARS ENDED DECEMBER 31

                                                              1998           1997           1996
                                                          ------------   ------------   ------------
Cash Flows from Operating Activities
  Net Income                                              $  2,326,967   $  2,607,379   $  2,393,237
  Adjustments to Reconcile Net Income to Net
    Cash Provided from Operating Activities
      Depreciation                                             526,599        453,136        335,901
      Amortization and Accretion                               121,128        138,368        120,570
      Provision for Loan Losses                                636,000        505,000        320,000
      Deferred Income Taxes                                    (15,882)       (77,115)      (151,842)
      Securities Gains                                          (7,821)        (3,612)       (24,077)
      Gain from Sale of SBA Loans                                    -        (21,788)       (50,000)
      (Gain) Loss on Sale of Other Real Estate                  50,036        (18,631)       (14,101)
      Unrealized Loss on Other Real Estate                      23,781         25,000              -
      Loss on Sale of Premises and Equipment                    41,322         78,861              -
      Change In
        Interest Receivable                                   (250,152)      (313,985)       (11,972)
        Prepaid Expenses                                       (39,847)       (45,151)       (86,147)
        Interest Payable                                       327,092         19,686         89,940
        Accrued Expenses and Accounts Payable                  389,876       (279,158)       377,213
        Other                                                  230,559        959,246     (1,125,970)
                                                          ------------   ------------   ------------

                                                             4,359,658      4,027,236      2,172,752
                                                          ------------   ------------   ------------
Cash Flows from Investing Activities
  Proceeds from Sale of SBA Loans                                    -        546,788        982,096
  Investment in SBA Loans                                            -       (700,000)      (932,096)
  Purchase of Investment Securities Available for Sale     (23,383,880)   (23,730,863)   (17,683,257)
  Purchase of Investment Securities Held to Maturity          (177,585)             -     (1,261,907)
  Proceeds from Disposition of Investment Securities
    Available for Sale                                      23,925,496     28,330,826     18,172,313
    Held to Maturity                                         1,751,984      1,026,354      1,806,630
  Loans to Customers                                       (34,691,478)   (22,678,876)   (27,290,574)
  Purchase of Software                                         (46,807)       (35,183)      (190,477)
  Purchase of Premises and Equipment                        (2,289,379)    (1,907,528)    (1,393,591)
  Proceeds from Disposal of Premises and Equipment              10,000         13,816          3,600
  Other Real Estate                                            672,769        549,631        239,539
                                                          ------------   ------------   ------------

                                                           (34,228,880)   (18,585,035)   (27,547,724)
                                                          ------------   ------------   ------------
Cash Flows from Financing Activities
  Interest-Bearing Customer Deposits                        19,596,441      8,173,164     23,377,209
  Noninterest-Bearing Customer Deposits                      9,170,053      3,734,566      8,827,502
  Demand Note to the U.S. Treasury                            (452,523)       138,798       (401,803)
  Issuance of Common Stock                                   1,234,414        460,216      5,186,114
  Dividends Paid                                              (704,126)      (467,897)      (372,846)
  Treasury Stock                                                     -              -        (83,254)
  Federal Funds Purchased                                    2,467,154        343,421              -
  Note to the Federal Home Loan Bank                         3,000,000              -              -
  Repayments on Notes to Federal Home Loan Bank             (1,205,000)    (2,356,800)       (92,800)
  Obligation Under Capital Lease                               (49,353)       244,050              -
                                                          ------------   ------------   ------------

                                                            33,057,060     10,269,518     36,440,122
                                                          ------------   ------------   ------------

Net Increase (Decrease) in Cash and Cash Equivalents         3,187,838     (4,288,281)    11,065,150

Cash and Cash Equivalents, Beginning                        21,293,541     25,581,822     14,516,672
                                                          ------------   ------------   ------------

Cash and Cash Equivalents, Ending                         $ 24,481,379   $ 21,293,541   $ 25,581,822
                                                          ============   ============   ============

The accompanying notes are an integral part of these statements.

                     SNB BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of SNB Bancshares, Inc. (the Company) and its wholly-owned subsidiaries, Security National Bank located in Macon, Georgia and Crossroads Bank of Georgia, Inc., located in Perry, Georgia (the Banks). All significant intercompany accounts have been eliminated. The accounting and reporting policies of SNB Bancshares, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

Crossroads Bank of Georgia, Inc. was acquired on August 8, 1998 in a business combination accounted for as pooling of interests. Accordingly, all years presented herein have been restated to reflect pooled financial position and operating results.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, Earnings Per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Unlike primary EPS, basic EPS excludes any dilutive effects of options, warrants and convertible securities. Diluted EPS is very similar to fully diluted EPS. All EPS amounts presented have been restated, as applicable, to conform with the new requirements.

In June 1997, the Financial Accounting Standards Board issued SFAS No.131, Disclosure About Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. The statement establishes standards for reporting operating segments by public business enterprises in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to stockholders. The adoption of this statement will have no effect on the financial statements of the Company.

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards No. 115, whereby the Banks classify their securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Banks have the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1998 and 1997. Realized and unrealized gains and losses are determined using the specific identification method.

Loans

Loans are generally reported at principal amount less unearned interest and fees. Interest income on loans is recognized using the effective interest method. Impaired loans are recorded under Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

The Company's loans consist of commercial, financial and agricultural loans, real estate mortgage loans and consumer loans primarily to individuals and entities located throughout middle Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the middle Georgia area.

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description                Life in Years         Method
-----------------------    -------------     -------------
Banking Premises               30            Straight-Line

Furniture and Equipment       5-25           Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 130, Reporting Comprehensive Income, with an effective date for fiscal years beginning after December 15, 1997, and earlier application encouraged. Upon adoption, comparative statements for prior years must be reclassified. SFAS 130 has been applied to the financial statements of all years presented herein.

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are reported as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. The purpose of SFAS 130 is to present in the financial statements net income and all items of other comprehensive income as total comprehensive income. The adoption of SFAS 130 had no effect on SNB Bancshares, Inc. and Subsidiaries' consolidated net income or stockholders' equity.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. An allowance for estimated losses is recorded when a subsequent decline in value occurs.

(2)  Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

                                                    1998         1997
                                                 -----------  -----------
Cash on Hand and Cash Items                      $ 2,189,803  $ 2,894,967
Noninterest-Bearing Deposits with Other Banks     11,640,576    9,323,574
                                                 -----------  -----------

                                                 $13,830,379  $12,218,541
                                                 ===========  ===========

As of December 31, 1998, the Banks had no required deposits with the Federal Reserve.


(3)  Investment Securities

Investment securities as of December 31, 1998 are summarized as follows:

                                             Gross         Gross
                               Amortized   Unrealized   Unrealized      Fair
                                 Cost        Gains        Losses        Value
                              -----------  ----------   ----------  -----------
Securities Available for Sale

U.S. Treasury                 $ 4,019,162    $ 67,960               $ 4,087,122
U.S. Government Agencies
  Mortgage Backed               6,731,281      37,622    $(43,985)    6,724,918
  Other                        19,400,382     105,621     (11,245)   19,494,758
State, County and Municipal     3,866,193     143,904          (4)    4,010,093
Federal Reserve Stock             422,100                               422,100
Federal Home Loan Bank Stock      409,300                               409,300
                              -----------    --------    --------   -----------

                              $34,848,418    $355,107    $(55,234)  $35,148,291
                              ===========    ========    ========   ===========

Securities Held to Maturity

State, County and Municipal   $ 4,152,759    $140,902    $ (9,023)  $ 4,284,638
                              ===========    ========    ========   ===========

The amortized cost and fair value of investment securities as of December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Securities
                                          --------------------------------------------------
                                             Available for Sale        Held to Maturity
                                          ------------------------   -----------------------
                                           Amortized      Fair       Amortized      Fair
                                             Cost         Value         Cost        Value
                                          -----------  -----------   ----------   ----------
Due in One Year or Less                   $11,498,957  $11,554,518   $  743,874   $  744,454
Due After One Year Through Five Years      13,166,156   13,313,165    1,706,301    1,736,379
Due After Five Years Through Ten Years      1,996,492    2,085,053    1,702,584    1,803,805
Due After Ten Years                           624,132      639,237
                                          -----------  -----------   ----------   ----------

                                           27,285,737   27,591,973    4,152,759    4,284,638

Mortgage Backed Securities                  6,731,281    6,724,918
Federal Reserve Stock                         422,100      422,100
Federal Home Loan Bank Stock                  409,300      409,300
                                          -----------  -----------  ------------  ----------

                                          $34,848,418  $35,148,291   $4,152,759   $4,284,638
                                          ===========  ===========  ===========   ==========

Investment securities as of December 31, 1997 are summarized as follows:

                                                Gross        Gross
                                  Amortized   Unrealized  Unrealized      Fair
                                    Cost        Gains       Losses        Value
                                 -----------   --------   ---------    -----------
Securities Available for Sale

U.S. Treasury                    $ 4,020,308    $ 50,076               $ 4,070,384
U.S. Government Agencies
  Mortgage Backed                  2,981,861      25,502   $  (2,345)    3,005,018
  Other                           23,099,492      26,592    (114,468)   23,011,616
State, County and Municipal        4,500,128     120,815        (148)    4,620,795
Federal Reserve Stock                181,200                               181,200
Federal Home Loan Bank Stock         611,900                               611,900
                                 -----------    --------   ---------   -----------

                                 $35,394,889    $222,985   $(116,961)  $35,500,913
                                 ===========    ========   =========   ===========

Securities Held to Maturity

U.S. Government Agencies
  Other                          $   500,000               $     (11)  $   499,989
State, County and Municipal        5,232,350    $126,348      (2,005)    5,356,693
                               -------------    --------   ---------   -----------

                                 $ 5,732,350    $126,348   $  (2,016)  $ 5,856,682
                               =============    ========   =========   ===========

Proceeds from sales of investments in debt securities were $2,512,659 in 1998, $2,896,131 in 1997 and $8,306,405 in 1996. Gross realized gains totaled $16,258, $6,444 and $37,612 in 1998, 1997 and 1996, respectively. Gross losses totaled $8,437, $2,832 and $13,535 in 1998, 1997 and 1996, respectively.

Investment securities having a carrying value approximating $24,491,000 and $13,978,000 as of December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.

(4)  Loans

The composition of loans as of December 31 are:

                                                                    1998          1997
                                                                ------------  ------------
Loans Secured by Real Estate
   Construction and Land Development                            $ 17,606,346  $  6,943,249
   Secured by Farmland (Including Farm Residential and
     Other Improvements)                                           1,698,278     2,851,193
   Secured by 1-4 Family Residential Properties                   42,022,298    39,504,253
   Secured by Multifamily (5 or More) Residential Properties       1,002,086       361,471
   Secured by Nonfarm Nonresidential Properties                   61,555,929    46,490,985
Loans to Deposit Institutions                                      1,014,000     2,150,000
Commercial and Industrial Loans (U.S. Addressees)                 33,597,220    29,072,934
Agricultural Loans                                                 3,295,174     3,575,130
Loans to Individuals for Household, Family and Other
  Personal Expenditures
     Credit Cards and Related Plans                                  514,877       554,547
     Other                                                        16,985,027    14,127,802
                                                                ------------  ------------

                                                                $179,291,235  $145,631,564
                                                                ============  ============
Loans by interest rate type are:

Fixed Rate                                                      $145,803,437  $116,924,306
Variable Rate                                                     33,487,798    28,707,258
                                                                ------------  ------------

                                                                $179,291,235  $145,631,564
                                                                ============  ============

Impaired loans included in total loans above as of December 31 are summarized as follows:

                                                  1998        1997
                                                --------   ---------
Total Investment in Impaired Loans              $178,279   $ 645,517
Less Allowance for Impaired Loan Losses          (84,693)   (294,556)
                                                --------   ---------

Net Investment                                  $ 93,586   $ 350,961
                                                ========   =========

Average Investment                              $507,940   $ 607,876
                                                ========   =========

For the year ended December 31, 1998, income of $753 was recorded on the cash basis on impaired loans. Foregone interest on impaired and other nonperforming loans approximated $73,800 in 1998, $84,500 in 1997 and $100,000 in 1996.

(5)  Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

                                                 1998          1997          1996
                                              ----------     ----------    ----------
Balance, Beginning                            $1,860,987    $1,759,576    $1,451,285
  Provision Charged to Operating Expenses        636,000       505,000       320,000
  Loans Charged Off                             (496,970)     (688,362)     (217,921)
  Loan Recoveries                                 70,236       284,773       206,212
                                              ----------    ----------    ----------

Balance, Ending                               $2,070,253    $1,860,987    $1,759,576
                                              ==========    ==========    ==========

The allowance for loan losses presented above includes an allowance for impaired loan losses. Transactions in the allowance for impaired loan losses were as follows:

                                                1998        1997        1996
                                             ---------    --------    --------
Balance, Beginning                           $ 294,556    $144,522    $125,316
  Provision Charged to Operating Expenses       10,000     198,000      98,890
  Loans Charged Off                           (226,491)    (67,744)    (82,463)
  Loan Recoveries                                6,628      19,778       2,779
                                             ---------    --------    --------

Balance, Ending                              $  84,693    $294,556    $144,522
                                             =========    ========    ========


(6)  Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

                                         1998          1997
                                     -----------   -----------
Land                                 $ 2,115,772   $ 1,578,772
Building                               4,070,752     3,364,554
Leasehold Improvements                   120,695       115,610
Furniture, Fixtures and Equipment      3,661,433     3,098,915
Construction in Progress                 264,903             -
                                     -----------   -----------

                                      10,233,555     8,157,851
Accumulated Depreciation              (2,447,499)   (2,083,253)
                                     -----------   -----------

                                     $ 7,786,056   $ 6,074,598
                                     ===========   ===========

Depreciation charged to operations totaled $526,599 in 1998, $453,136 in 1997 and $335,901 in 1996.

Certain bank facilities are leased under various operating leases. Rental expense was $112,306 in 1998, $100,573 in 1997 and $40,175 in 1996.

Future minimum rental commitments under noncancelable leases are:

                         Year     Amount
                         ----    --------
                         1999    $ 86,016
                         2000      72,000
                         2001      72,000
                         2002       2,000
                                 --------

                                 $232,016
                                 ========

(7)  Other Assets

Organization costs totaling $40,510 incurred in connection with formation of the parent company are being amortized to operations over a period of 60 months. Related amortization expense totaled $8,103 in 1998, 1997 and 1996. Accumulated amortization as of December 31, 1998 is $34,436. Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities, as promulgated by the American Institute of Certified Public Accountants will require previously capitalized organization costs to be expensed in 1999. SOP 98-5 will have no effect on SNB Bancshares, Inc. and Subsidiaries.


(8)  Income Taxes

The Company reports income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The components of income tax expense for the years ended December 31 are as follows:

                                       1998         1997        1996
                                    ----------   ----------  ----------
       Current Federal Expense      $1,294,056   $1,100,573  $1,002,504
       Deferred Federal Expense        (12,007)      26,847      17,070
                                    ----------   ----------  ----------

                                     1,282,049    1,127,420   1,019,574
       Current State Tax Expense       100,894       95,437      71,499
                                    ----------   ----------  ----------

                                    $1,382,943   $1,222,857  $1,091,073
                                    ==========   ==========  ==========

Federal income tax expense of $1,282,049 in 1998, $1,127,420 in 1997 and $1,019,574 in 1996 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                             1998         1997         1996
                                          ----------   ----------   ------------

Statutory Federal Income Taxes            $1,261,369   $1,302,280   $1,184,665
  Tax-Exempt Interest                       (133,487)    (162,872)    (160,347)
  Interest Expense Disallowance               19,748       23,798       24,469
  Premiums on Officers' Life Insurance        (3,551)      (2,905)      (1,649)
  Meal and Entertainment Disallowance          8,744        5,448        3,872
  Merger Related Expenses                     62,638            -            -
  Other                                       66,588      (38,329)     (31,436)
                                          ----------   ----------   ----------

Actual Federal Income Taxes               $1,282,049   $1,127,420   $1,019,574
                                          ==========   ==========   ==========

The components of the net deferred tax asset included in other assets in the accompanying balance sheets as of December 31 are as follows:

                                                            1998        1997
                                                         ---------   ---------
Deferred Tax Assets
  Allowance for Loan Losses                              $ 559,032   $ 518,250
  Georgia Occupation and License Tax Credit                 53,581      53,581
  Other Real Estate Owned Valuation Allowance                6,800      10,795
  Valuation Allowance for Deferred Tax Assets              (23,286)    (23,286)
  Deferred Compensation                                     31,043      24,867
  Other                                                      2,663       6,396
                                                         ---------   ---------

                                                           629,833     590,603
                                                         ---------   ---------
Deferred Tax Liabilities
  Premises and Equipment                                  (193,375)   (182,811)
  Securities Accretion                                     (35,670)    (19,011)
                                                         ---------   ---------

                                                          (229,045)   (201,822)
                                                         ---------   ---------

                                                           400,788     388,781

Deferred Tax Liability on Unrealized Securities Gains     (101,957)    (36,048)
                                                         ---------   ---------

Net Deferred Tax Asset                                   $ 298,831   $ 352,733
                                                         =========   =========


(9)  Deposits

Components of interest-bearing deposits as of December 31 are as follows:

                                         1998          1997
                                     ------------   -----------
          Interest-Bearing Demand    $ 54,713,987  $ 43,365,947
          Savings                       5,910,174     6,016,432
          Time, $100,000 and Over      27,055,154    22,158,457
          Other Time                   79,396,042    75,938,080
                                     ------------  ------------

                                     $167,075,357  $147,478,916
                                     ============  ============

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $16,467,000 and $11,241,000 on December 31, 1998 and 1997, respectively.

As of December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

                    Year                     Amount
                    ----                  ------------
                    1999                  $ 82,933,083
                    2000                    18,181,869
                    2001                     2,244,078
                    2002                     1,593,179
                    2003 and Thereafter      1,498,987

                                          $106,451,196
                                          ============


(10) Federal Funds Purchased and Securities Sold Under Agreement to Repurchase

Securities sold under agreement to repurchase generally mature within 7 to 14 days. Mortgage backed securities sold under repurchase agreements are held and segregated by the investment safekeeping agent. Investments are identified as subject to the repurchase agreement and may be substituted by the Banks, subject to agreement by the buyer. The agreements, as of December 31, 1998, mature within 7 days.

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                1998        1997
                                             ----------   --------

Average Balance During the Year              $1,628,758   $271,284
Average Interest Rate During the Year              4.93%      5.22%
Maximum Month-End Balance During the Year     3,978,079    484,012


Mortgage backed securities underlying the agreements as of December 31 are:

                                         1998       1997
                                      ---------   --------
              Carrying Value          $5,464,666  $500,144
              Estimated Fair Value     5,493,189   501,328


(11) Other Borrowed Money

Other borrowed money is comprised of the following as of December 31:

                                                                           1998        1997
                                                                        ----------  ----------
Advance agreements with the Federal Home Loan Bank of
 Atlanta payable in varying amounts through June 18, 2003.
 Interest at rates ranging from 5.40 percent to 6.93 percent payable under the principal reducing credit program and the fixed rate
 credit program.                                                        $3,110,000  $1,315,000
                                                                        ==========  ==========

Maturities of borrowed money for each of the next five years and thereafter are as follows:

                            Year      Amount
                            ----    ----------
                            1999    $   55,000
                            2000        55,000
                            2001             -
                            2002             -
                            2003     3,000,000
                                    ----------

                                    $3,110,000
                                    ==========


(12) Obligation Under Capital Lease

The Banks lease equipment with a lease term through January 30, 2002. The obligation under this capital lease has been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments, discounted at an interest rate of 5.25 percent. Capitalized cost of $267,917 less accumulated depreciation is included in premises and equipment on the consolidated balance sheets.

Future minimum lease payments under this capital lease and the net present value of these payments as of December 31, 1998 are as follows:

1999                                 $ 61,620
2000                                   61,620
2001                                   61,620
2002                                   30,810
                                     --------

Total Future Minimum Lease Payments   215,670
Amount Representing Interest          (20,973)
                                     --------

Present Value of Future Minimum
  Lease Payments                     $194,697
                                   ==========


(13) Employee Benefits

Security National Bank has a 401(K) Savings Incentive and Profit Sharing Plan effective as of January 1, 1990. All employees as of the effective date were eligible to participate in the plan. Subsequently-employed persons become eligible after having completed one year of service and attaining the age of 21. Employer contributions to the plan include salary reduction deferrals elected by employees, a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. Expense under the plan was $204,906 in 1998, $185,436 in 1997 and $167,890 in 1996.

(14) Commitments and Contingencies

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. The Banks had commitments under standby letters of credit to U.S. addressees approximating $835,000 as of December 31, 1998 and $1,116,400 as of December 31, 1997. Unfulfilled loan commitments as of December 31, 1998 and 1997 approximated $30,034,000 and $24,858,700, respectively. No losses are anticipated as a result of commitments and contingencies.


(15) Noncompensatory Stock Option Plan

In connection with the original stock offering, 149,900 warrants were issued to organizers, interim directors and initial executive officers for the purchase of common stock. Each warrant entitled the owner to purchase one share of stock at the exercise price of $10 per share until the warrant expired. As a result of stock splits effected in the form of dividends, the number of warrants increased to 449,700 with an adjusted exercise price of $3.33 per share.

During 1996, the board of directors of SNB Bancshares, Inc. adopted the 1996 incentive stock option plan which granted key officers the right to purchase shares of common stock at the price of $9.00, as adjusted for stock splits, representing the market value of the stock at the date of the option grant. Option holders may exercise in accordance with a vesting schedule beginning with 20 percent the first year and increasing 20 percent for each year thereafter such that 100 percent of granted options may be exercised by the end of the fifth year. Unexercised options expire at the end of the tenth year.

A summary of warrant and option transactions follows:

                                                     Shares Under
                                               -------------------------
                                               Original  Incentive Stock
                                               Warrants      Options
                                               --------  ---------------
Granted                                         449,700           62,500
Canceled                                              -                -
Exercised                                       449,700                -
                                               --------           ------

Outstanding, December 31, 1998                        -           62,500
                                               ========           ======

Eligible to be Exercised, December 31, 1998           -           25,000
                                               ========           ======


(16) Interest Income and Expense

Interest income of $420,957, $522,706 and $471,608 from state, county and municipal bonds was exempt from regular income taxes in 1998, 1997 and 1996, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $1,446,331, $1,376,034 and $1,168,670 for the years ended December 31, 1998, 1997 and 1996, respectively.

(17) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

                       1998        1997        1996
                    ----------  ----------  ----------
Interest Expense    $7,568,020  $7,325,065  $6,525,243
                    ==========  ==========  ==========

Income Taxes        $  995,700  $1,589,241  $1,024,232
                    ==========  ==========  ==========

Noncash investing activities for the years ended December 31 are as follows:

Acquisitions of Real Estate Through
  Foreclosure                           $589,905   $794,643   $245,086


(18) Earnings Per Share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (Statement 128), Earnings per Share. Statement 128 establishes standards for computing and presenting earnings per share ("EPS") and supersedes Accounting Principles Board Opinion No. 15 ("APB 15") and its related interpretations. It replaces the presentation of primary EPS with a presentation of basic EPS, which excludes dilution, and requires dual presentation of basic and diluted EPS for all entities with complex capital structures. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB 15. Statement 128 is effective for periods ending after December 15, 1997, including interim periods, and will require restatement of all prior period EPS data presented with earlier application not permitted. The following presents earnings per share for the years ended December 31, 1998, 1997 and 1996 under the requirements of Statement 128:

                                                                        Common
                                                          Income        Shares
                                                         Numerator    Denominator  EPS
                                                        ----------    -----------  ---
                                                               December 31, 1998
                                                        ------------------------------
Basic EPS
  Income Available to Common Stockholders               $2,326,967     3,185,014   $0.73
                                                        ==========                 =====

Dilutive Effect of Potential Common Stock
  Stock Options and Warrants                                             167,480
                                                                       ---------

Diluted EPS
  Income Available to Common Stockholders
    After Assumed Conversions of Dilutive Securities    $2,326,967     3,352,494   $0.69
                                                        ==========     =========   =====

                                                                        Common
                                                          Income        Shares
                                                         Numerator    Denominator  EPS
                                                        ----------    -----------  ---
                                                               December 31, 1997
                                                        ------------------------------
Basic EPS
  Income Available to Common Stockholders               $2,607,379     2,950,611  $0.88
                                                        ==========                =====

Dilutive Effect of Potential Common Stock
  Stock Options and Warrants                                             304,950
                                                                       ---------

Diluted EPS
  Income Available to Common Stockholders
    After Assumed Conversions of Dilutive Securities    $2,607,379     3,255,561  $0.80
                                                        ==========     =========  =====


                                                              December 31, 1996
                                                        ----------------------------------
Basic EPS
  Income Available to Common Stockholders               $2,393,237     2,551,037    $0.94
                                                        ==========                  =====

Dilutive Effect of Potential Common Stock
  Stock Options and Warrants                                             317,858
                                                                         -------

Diluted EPS
  Income Available to Common Stockholders
    After Assumed Conversions of Dilutive Securities    $2,393,237     2,868,895    $0.83
                                                        ==========     =========    =====

All share and per share data have been restated to reflect a 25 percent stock split occurring on September 25, 1997, and a 100 percent stock split occurring on June 1, 1996. All stock splits were effected in the form of dividends.

In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123 establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. SNB Bancshares, Inc. continues to follow Opinion 25 in accounting for its stock-based compensation awards; accordingly, no compensation expense has been recognized in the financial statements. If compensation expenses were determined on the basis of Statement 123, net income and earnings per share would have been reduced as follows:

                                 1998        1997
                              ---------   ----------
Net Income
  As Reported                 $2,326,967  $2,607,379
                              ==========  ==========

  Proforma                    $2,285,967  $2,571,504
                              ==========  ==========

Basic Earnings Per Share
  As Reported                 $     0.73  $     0.88
                              ==========  ==========

  Proforma                    $     0.72  $     0.87
                              ==========  ==========

Diluted Earnings Per Share
  As Reported                 $     0.69  $     0.80
                              ==========  ==========

  Proforma                    $     0.68  $     0.79
                              ==========  ==========

Proforma information includes only the effects of incentive stock option awards which were granted in May 1996 and began vesting in May 1997. Incentive stock options granted had no proforma effect on 1996 financial statements.

Proforma information is based on utilization of the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. Significant assumptions used are:

                                                           1998      1997
                                                         --------  -------
Expected Annual Dividends (As Percent of Stock Price)       2.11%     2.33%
Discount Rate-Bond Equivalent Yield                         6.34%     6.50%
Expected Life                                            5 Years   5 Years
Expected Cumulative Volatility                             86.58%    77.35%


(19) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $5,958,016 as of December 31, 1998 and $4,768,534 as of December 31, 1997. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

                              1998          1997
                          -----------   -----------
Balance, Beginning        $ 4,768,534   $ 4,335,032
  New Loans                 4,021,222     4,899,439
  Repayments               (2,519,425)   (4,465,937)
  Changes in Directors       (312,315)            -
                          -----------   -----------

Balance, Ending           $ 5,958,016   $ 4,768,534
                          ===========   ===========

(20) Financial Information of SNB Bancshares, Inc. (Parent Only)

SNB Bancshares, Inc. (the parent company) was formed as a one-bank holding company from Security National Bank in September 1994. The parent company's balance sheets as of December 31, 1998 and 1997 and the related statements of income and comprehensive income and cash flows for the years then ended are as follows:

                           SNB BANCSHARES, INC. (PARENT ONLY)
                                     BALANCE SHEETS
                                       DECEMBER 31

                                         ASSETS
                                                              1998         1997
                                                           -----------  -----------
Cash                                                       $ 4,632,823  $ 2,589,933
Accounts Receivable - Other                                        391       14,306
Investment in Loans                                          1,014,000    2,150,000
Interest Receivable on Loans                                    15,786       40,444
Unamortized Organization Costs                                   6,076       14,178
Investment in Subsidiaries, at Equity                       20,088,720   18,098,279
Income Tax Benefit                                              34,930            -
Prepaids                                                         1,000            -
                                                           -----------  -----------

Total Assets                                               $25,793,726  $22,907,140
                                                           ===========  ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Federal Income Tax Payable                               $         -  $   124,130
  State Income Tax Payable                                      14,600       18,600
  Other                                                         43,543       14,022
                                                           -----------  -----------

                                                                58,143      156,752
                                                           -----------  -----------

Stockholders' Equity
  Common Stock, Par Value $1 a Share; Authorized
    10,000,000 Shares, Issued and Outstanding 3,340,624
    and 2,970,274 Shares, Respectively                       3,340,624    2,970,274
  Paid-In Capital                                           12,611,603   11,747,539
  Retained Earnings                                          9,585,439    7,962,598
  Accumulated Other Comprehensive Income, Net of Tax           197,917       69,977
                                                           -----------  -----------

Total Stockholders' Equity                                  25,735,583   22,750,388
                                                           -----------  -----------

Total Liabilities and Stockholders' Equity                 $25,793,726  $22,907,140
                                                           ===========  ===========

                               SNB BANCSHARES, INC. (PARENT ONLY)
                           STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                FOR THE YEARS ENDED DECEMBER 31

                                                           1998         1997         1996
                                                      ------------  ------------ ----------
Income
  Dividends from Subsidiaries                           $  655,730   $  520,001   $  474,050
  Interest                                                 201,219       60,729            -
                                                        ----------   ----------   ----------

                                                           856,949      580,730      474,050
                                                        ----------   ----------   ----------

Expense
  Interest                                                       -            -        1,498
  Amortization of Organization Costs                         8,102       12,123       13,895
  Merger                                                   184,228            -            -
  Other                                                    204,337      105,722       53,668
                                                        ----------   ----------   ----------

                                                           396,667      117,845       69,061
                                                        ----------   ----------   ----------

Income Before Taxes and Equity in Undistributed
  Earnings of Subsidiaries                                 460,282      462,885      404,989

    Income Tax Benefit                                       4,186       19,685       23,855
                                                        ----------   ----------   ----------

Income Before Equity in Undistributed Earnings
  of Subsidiaries                                          464,468      482,570      428,844

    Equity in Undistributed Earnings of Subsidiaries     1,862,499    2,124,809    1,964,393
                                                        ----------   ----------   ----------

Net Income                                               2,326,967    2,607,379    2,393,237
                                                        ----------   ----------   ----------

Other Comprehensive Income, Net of Tax
  Gains (Losses) on Securities
    Arising During the Year                                133,102       89,476      (36,066)
  Reclassification Adjustment                               (5,162)      (2,383)      15,891
                                                        ----------   ----------   ----------

  Unrealized Gains (Losses) in Securities                  127,940       87,093      (20,175)
                                                        ----------   ----------   ----------

Comprehensive Income                                    $2,454,907   $2,694,472   $2,373,062
                                                        ==========   ==========   ==========

                          SNB BANCSHARES, INC. (PARENT ONLY)
                               STATEMENTS OF CASH FLOWS
                            FOR THE YEARS ENDED DECEMBER 31

                                                    1998          1997          1996
                                              --------------- ------------- -----------
Cash Flows from Operating Activities
  Net Income                                    $ 2,326,967   $ 2,607,379   $ 2,393,237
  Adjustments to Reconcile Net Income to Net
    Cash Provided from Operating Activities
      Amortization                                    8,103        12,125        13,895
      Equity in Undistributed Earnings
        of Subsidiaries                          (1,862,499)   (2,124,809)   (1,964,393)
      Increase in Other                             (95,969)      112,923        (8,201)
                                                -----------   -----------   -----------

                                                    376,602       607,618       434,538
                                                -----------   -----------   -----------

Cash Flows from Investing Activities
   Investment in Loans                            1,136,000    (2,150,000)            -
   Capital Infusion in Subsidiaries                       -      (250,000)     (800,000)
                                                -----------   -----------   -----------

                                                  1,136,000    (2,400,000)     (800,000)
                                                -----------   -----------   -----------

Cash Flows from Financing Activities
  Dividends Paid                                   (704,126)     (468,239)     (372,846)
  Issuance of Common Stock                        1,234,414       460,558     5,186,114
  Treasury Stock                                          -             -       (83,254)
  Principal Payment on Other Borrowed Money               -             -       (24,000)
                                                -----------   -----------   -----------

                                                    530,288        (7,681)    4,706,014
                                                -----------   -----------   -----------

Net Increase (Decrease) in
  Cash and Cash Equivalents                       2,042,890    (1,800,063)    4,340,552

Cash and Cash Equivalents, Beginning              2,589,933     4,389,996        49,444
                                                -----------   -----------   -----------

Cash and Cash Equivalents, Ending               $ 4,632,823   $ 2,589,933   $ 4,389,996
                                                ===========   ===========   ===========

(21) Stock Splits Effected as Dividends

On September 25, 1997, the board of directors approved a 25 percent stock split to be effected in the form of a dividend. On June 1, 1996, a two-for-one stock split was effected in the form of a dividend. All share and per share data including stock options and warrants have been adjusted to reflect the additional shares outstanding resulting from the stock splits.

(22) Fair Value of Financial Instruments

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of SNB Bancshares' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

  Cash and Short-Term Investments - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

  Investment Securities Available for Sale - Fair values for investment securities are based on quoted market prices.

  Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

  Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

  Standby Letters of Credit - Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                                      1998                       1997
                                              --------------------  --------------------
                                              Carrying  Estimated   Carrying  Estimated
                                               Amount   Fair Value   Amount   Fair Value
                                              --------  ----------  --------  ----------
                                                            (in Thousands)
Assets
  Cash and Short-Term Investments             $ 24,481    $ 24,481  $ 21,294    $ 21,294
  Investment Securities Available for Sale      35,148      35,148    35,501      35,501
  Investment Securities Held to Maturity         4,153       4,285     5,732       5,856
  Loans                                        179,291     178,738   145,632     148,034

Liabilities
  Deposits                                     217,573     223,052   188,806     189,888
  Borrowed Money                                 6,213       6,213     2,404       2,404
  Capital Lease Obligation                         195         195       244         244

Unrecognized Financial Instruments
  Standby Letters of Credit                          -         835         -       1,116
  Unfulfilled Loan Commitments                       -      30,034         -      24,859

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(23) Impact of Year 2000

The Bank has developed policy, procedures and specific plans to address the possible exposure related to the impact on its financial, informational and operational systems of the year 2000. However, absolute assurance cannot be attained that applications and equipment, which management believes to be year 2000 compliant, will not misfunction and impact operations in an adverse manner. Future expenditures related to year 2000 compliance are not anticipated to be material to results of operations.

(24) Regulatory Capital Matters

The amount of dividends payable to the parent company from the Subsidiary banks is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the bank may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 1998, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.

                                                                            To Be Well
                                                                         Capitalized Under
                                                       For Capital       Prompt Corrective
                                     Actual         Adequacy Purposes    Action Provisions
                             -------------------  ---------------------  -----------------
                               Amount     Ratio     Amount      Ratio     Amount     Ratio
                             -------------------  ---------------------  -----------------
As of December 31, 1998

Total Capital
  to Risk-Weighted Assets    $27,607,919  14.42%  $15,315,278    8.00%  $19,144,098  10.00%
Tier I Capital
  to Risk-Weighted Assets     25,537,666  13.34     7,657,639    4.00    11,486,459   6.00
Tier I Capital
  to Average Assets           25,537,666  11.42     8,944,455    4.00    11,180,569   5.00

As of December 31, 1997

Total Capital
  to Risk-Weighted Assets    $24,331,195  15.78%  $12,336,681    8.00%  $15,420,851  10.00%
Tier I Capital
  to Risk-Weighted Assets     22,470,208  14.57     6,168,340    4.00     9,252,511   6.00
Tier I Capital
  to Average Assets           22,470,208  10.58     8,496,794    4.00    10,620,993   5.00

(25) Business Combinations

On August 8, 1998, the Company acquired Crossroads Bancshares, Inc. and its wholly-owned subsidiary, Crossroads Bank of Georgia, Inc., in a business combination accounted for as a pooling of interests. Crossroads Bank of Georgia, Inc. became a wholly-owned subsidiary of the Company through the exchange of 846,743 shares of the Company's common stock for all of the outstanding stock of Crossroads Bancshares, Inc. The accompanying financial statements for 1998 are based on the assumption that the companies were combined for the full year, and the 1997 and 1996 financial statements have been restated to give effect to the combination.

Summarized results of operations of the separate companies for the period from January 1, 1998 through August 8, 1998, the date of acquisition, are as follows:

                               SNB Banchsares,      Crossroads Bank
                                     Inc.                  of
                               and Subsidiary        Georgia, Inc.
                           -------------------   --------------------

Net Interest Income            $4,280,652            $1,885,450
                           ===================   ====================

Provision for Loan Losses         236,000               105,000
                           ===================   ====================

Noninterest Income              1,049,947               469,137
                           ===================   ====================

Noninterest Expense             3,502,390             1,356,783
                           ===================   ====================

Net Income                      1,085,915               594,519
                           ===================   ====================

The summarized assets and liabilities of the separate companies on August 8, 1998, the date of acquisition, were as follows:

                                SNB Bancshares, Inc.   Crossroads Bank of
                                   and Subsidiary        Georgia, Inc.
                                --------------------   ------------------
Cash and Cash Equivalents           $  10,413,116         $  6,359,558
Investment Securities                  27,426,745            9,081,814
Loans, Net                            112,355,011           48,061,005
Premises and Equipment                  4,617,464            2,064,092
Other Assets                            2,075,766            1,599,447
                                    -------------         ------------

                                      156,888,102           67,165,916
Deposits                             (128,562,713)         (60,047,078)
Other Liabilities                      (9,884,527)            (662,484)
                                    -------------         ------------

Net Assets                          $  18,440,862         $  6,456,354
                                    =============         ============

Following is a reconciliation of the amounts of net interest income and net income previously reported for 1997 and 1996 with restated amounts:

                                        Year Ended    Year Ended
                                        December 31,  December 31,
                                            1997          1996
                                        ------------  ------------
Net Interest Income and Other Income
SNB Bancshares, Inc. and Subsidiary
  As Previously Reported                  $6,618,798    $5,596,294
  Crossroads Bank of Georgia, Inc.         3,078,400     2,577,673
                                          ----------    ----------

As Restated                               $9,697,198    $8,173,967
                                          ==========    ==========

Net Income
SNB Bancshares, Inc. and Subsidiary
  As Previously Reported                  $1,802,936    $1,642,274
  Crossroads Bank of Georgia, Inc.           804,443       750,963
                                          ----------    ----------

As Restated                               $2,607,379    $2,393,237
                                          ==========    ==========

No significant intercompany transactions occurred between the Company and Crossroads Bank of Georgia, Inc. prior to the pooling of interests that would affect prior operations. There was no change in accounting policies or reporting periods as a result of the pooling of interests.

(26) Reclassifications

Certain reclassifications have been made in the 1997 and 1996 financial statements to conform to the 1998 presentation.